CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 1, 1996, included in Form 10-K filed by EnergyNorth, Inc. for the year ended September 30, 1996, and to all references to our Firm included in this Registration Statement.







/s/ Arthur Andersen, LLP
ARTHUR ANDERSEN LLP
Boston, Massachusetts
June  17, 1997